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                                                                  Exhibit (d)(3)

                    CHESAPEAKE BIOLOGICAL LABORATORIES, INC.

                       OPTION TO PURCHASE PREFERRED STOCK

         Chesapeake Biological Laboratories, Inc., a Maryland corporation (the "Company"), hereby certifies that, for value received, AC Acquisition Subsidiary, Inc., a Maryland corporation (the "Holder"), is entitled, subject to the terms set forth below, to purchase from the Company at any time after it has accepted for purchase at least a majority of the issued and outstanding Class A common stock ("Common Stock") of the Company (giving effect to the conversion of all outstanding shares of the Company's Series A-1 Convertible Preferred Stock and the exercise of all outstanding warrants to purchase shares of Common Stock) at the Tender Offer Purchase Time (the "Eligibility Date") and before the earlier of (a) the termination of the Merger Agreement (the "Merger Agreement") among Company, Holder and Cangene Corporation dated October 30, 2000, (b) the abandonment by Acquisition of the Offer (as such term is defined in the Merger Agreement) and (c) 5:00 P.M., New York time, on February 28, 2001 (the "Expiration Date"), the number of shares of fully paid and nonassessable shares of Series B preferred stock of the Company ("Preferred Stock") as set forth in
Section 1(a), at an aggregate price of $2,500,000 (the "Exercise Price"). Capitalized terms not otherwise defined herein shall have the meaning given them in the Merger Agreement.

    1.   Exercise of Option.

         (a) Subject to the approval of the holders of the Common Stock if counsel to the Company reasonably determines that such approval is required as a condition to the continued listing of the Common Stock on the Nasdaq National Market, the Holder may exercise this Option at any time after the Eligibility Date for such number of shares of newly issued Preferred Stock that would result in Holder's being entitled to cast 90% of all votes entitled to be cast by stockholders of the Company on the Merger (as defined in the Merger Agreement) after exercise of this option, up to 50,000 shares.

         (b) Full Exercise. This Option may be exercised by the Holder after the Eligibility Date by surrender of this Option, with the form of subscription at the end hereof duly executed by the Holder to the Company at its principal office, accompanied by payment, in cash, by certified or official bank check or by wire transfer payable to the order of the Company, in the amount of the Exercise Price.

         2. Delivery of Stock Certificates on Exercise. As soon as practicable after the exercise of this Option in full, and in any event within five days thereafter, the Company, at its expense (including the payment by it of any applicable issue taxes), will cause to be issued in the name of and delivered to the Holder, or as the Holder (upon payment by the Holder of any applicable transfer taxes) may direct, a certificate or certificates for the number of fully paid and non-assessable shares of Preferred Stock to which the Holder shall be entitled on such exercise.

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         3. No Dilution or Impairment. The Company will not, by amendment of its charter or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Option, but will at all times in good faith assist in the carrying out of all such terms and in the taking of all such action as may be necessary or appropriate in order to protect the rights of the Holder against dilution or other impairment. Without limiting the generality of the foregoing, the Company
(a) will not increase the par value of any shares of stock receivable on the exercise of this Option above the amount payable therefor on such exercise, and
(b) will take all such action as may be necessary or appropriate in order that the Company may validly and legally issue fully paid and non-assessable shares of stock on the exercise of this Option.

         4. Reservation of Stock Issuable on Exercise of Option. The Company will at all times reserve and keep available, solely for issuance and delivery on the exercise of this Option, all shares of Preferred Stock from time to time issuable on the exercise hereof.

         5. Notices, Etc. All notices and other communications from the Company to the Holder of this Option shall be mailed by first class registered or certified mail, postage prepaid, at such address as may have been furnished to the Company in writing by the Holder or, by facsimile to such number as may have been furnished to the Company in writing by the Holder.

         6. Governing Law. This Option shall be governed by, and construed in accordance with, the laws of the State of Maryland.

         7. Miscellaneous. The headings in this Option are for purposes of reference only, and shall not limit or otherwise affect any of the terms hereof. This Option is being executed as an instrument under seal. The invalidity or unenforceability of any provision hereof shall in no way affect the validity or enforceability of any other provision.


Issue Date:  October 30, 2000          CHESAPEAKE BIOLOGICAL LABORATORIES, INC.


                                       By: /s/ Thomas P. Rice
                                           -----------------------------------
                                           Thomas P. Rice, President

                                      -2-
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                              FORM OF SUBSCRIPTION

                    (To be signed only on exercise of Option)

TO: Chesapeake Biological Laboratories, Inc.

         The undersigned, the Holder of the within Option, hereby irrevocably elects to exercise this Option for, and to purchase thereunder, _______ shares of Preferred Stock of Chesapeake Biological Laboratories, Inc. and herewith makes payment of $2,500,000 therefor, and requests that the certificates for such shares be issued in the name of, and delivered to _________________, whose address is _______________________________.

Dated:
                                    --------------------------------------------
                                    (Signature must conform to name of holder as specified on the face of this Option)


                                    --------------------------------------------
                                    (Address)